Exhibit 99.1

Webster Financial Announces Completion of $115 Million Equity Investment by Warburg Pincus

WATERBURY, Conn., October 15, 2009 -- Webster Financial Corporation (NYSE: WBS) today announced that, following receipt of regulatory approvals, Warburg Pincus, the global private equity firm, has completed its previously announced $115 million investment in Webster. In accord with the previously announced agreement, the investment includes a direct purchase of newly issued common stock at $10 per share, non-voting perpetual participating preferred stock, and warrants.

Warburg Pincus invested $40.2 million on July 27, 2009 and today invested the remaining $74.8 million in Webster to purchase 3 million shares of common stock; 44,570 shares of non-voting perpetual participating preferred stock that, following the receipt of shareholder approval, will convert into 4.5 million shares of common stock; 6.8 million seven-year A-Warrants, Series 2, which initially have a strike price of $10.00 per share, with the strike price increasing to $11.50 per share on October 15, 2011 and to $13.00 per share on October 15, 2013; and 4.3 million seven-year B-Warrants, Series 2 with a strike price of $2.50 per share which will only become exercisable and transferable if shareholder approval is not received by February 28, 2010. The B-Warrants, Series 2 will expire immediately upon receipt of shareholder approval.

Supplemental information regarding the $115 million investment from Warburg Pincus is available on our website at www.wbst.com.

About Webster Financial Corporation

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

About Warburg Pincus

Warburg Pincus is a leading global private equity firm. The firm has more than $25 billion in assets under management. Its active portfolio of more than 100 companies is highly diversified by stage, sector and geography. Warburg Pincus is a growth investor and an experienced partner to management teams seeking to build durable companies with sustainable value. Warburg Pincus has a successful track record of long term investments in the banking sector particularly in periods of market dislocation going back to the 1980s. Historic bank sector investments include The Bowery Savings Bank, Mellon Bank, Dime Bancorp, TAC Banc-shares, HDFC, Kotak Mahindra and ICICI Bank. Founded in 1966, Warburg Pincus has raised 12 private equity funds which have invested more than $29 billion in approximately 600 companies in 30 countries. The firm is currently investing Warburg Pincus Private Equity X, L.P., a $15 billion fund, and has offices in Beijing, Frankfurt, Hong Kong, London, Mumbai, New York, San Francisco, Shanghai and Tokyo. For more information, please visit www.warburgpincus.com.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, any failure to receive the approval of Webster’s shareholders in connection with Warburg Pincus’ investment, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company’s financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.

Additional Information

In connection with the Investment Agreement, Webster has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement. Webster will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement regarding the investment when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Webster with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Webster’s website at http://www.websterbank.com under the heading “Investor Relations” and then under the heading “Financial Reports” and then under the heading “SEC Filings.”

Participants in the Solicitation

Webster and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to Warburg Pincus’ investment. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders in connection with such matters is filed with the SEC. Information about the directors and executive officers of Webster is set forth in Webster’s definitive proxy statement filed with the SEC on March 20, 2009.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed with the SEC on September 21, 2009. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by Webster with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Webster’s website at http://www.websterbank.com under the heading “Investor Relations” and then under the heading “Financial Reports” and then under the heading “SEC Filings.”

Media Contacts	Investor Contact
Webster - Bob Guenther 203-915-9399	Terry Mangan 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com
Warburg Pincus - Rory Mackin 212-878-9322
rory.mackin@warburgpincus.com